Exhibit 99.2

Bain Capital Specialty Finance, Inc. Shareholders Approve Reduced Asset Coverage Requirement and Amended Advisory Agreement

BOSTON — February 1, 2019 — Bain Capital Specialty Finance, Inc. (NYSE: BCSF) (the “Company”) today announced that at the Company’s special meeting of stockholders held on February 1, 2019, its shareholders approved the application of the reduced asset coverage requirements as set forth in Section 61(a)(2) of the Investment Company Act of 1940, as amended. As a result, the asset coverage ratio requirement applicable to the Company will be decreased from 200% to 150%, effective as of February 2, 2019.

Stockholders also approved an amended advisory agreement which reduced the Company’s annual base management fee from 1.5% to 1.0% on any amount of assets attributable to leverage decreasing the Company’s asset coverage ratio below 200%, effective immediately. The amended advisory agreement will also include a three-year lookback with respect to incentive fee on income and an incentive fee cap with respect to the incentive fee on income.

“We appreciate the continued support of our stockholders as we look to prudently grow assets in BCSF while remaining focused on our strategy of investing primarily in senior debt tranches in private equity sponsor backed companies,” said Michael Ewald, Chief Executive Officer of Bain Capital Specialty Finance, Inc.

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through September 30, 2018, BCSF has invested approximately $1,727.9 million in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

Certain information contained herein may constitute “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “seek,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue,” “target,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Due to various risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. These statements are not guarantees of future events and are subject to risks, uncertainties, and other factors, some of which are beyond BCSF’s control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in BCSF’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which BCSF makes them. BCSF does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Investor Contact:

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com